195 Church Street New Haven, CT 06510 www.newalliancebank.com
PRESS RELEASE
Contact: Brian S. Arsenault Executive Vice President NewAlliance Bank 203 789 2733

NewAlliance Announces Meeting Results
and Increases Dividend

New Haven, Connecticut, April 24, 2007 - NewAlliance Bancshares, Inc. (NYSE: NAL) today held its third Annual Meeting of Shareholders at the Chevrolet Theatre in Wallingford, Connecticut. At the meeting, voting results were announced for the proposals on the shareholders’ proxies.

Four members of the Board of Directors were voted in for three-year terms: Carlton L. Highsmith, President and CEO of Specialized Packaging Group, Inc.; Joseph H. Rossi, former President and CEO of Alliance Bancorp of New England and its subsidiary, Tolland Bank; Nathaniel D. Woodson, former Chairman, President & CEO of UIL Holding Corporation and its subsidiary The United Illuminating Company; and Joseph A. Zaccagnino, retired President and CEO of Yale New Haven Health System and its subsidiary, Yale-New Haven Hospital. Each will serve until the Annual Meeting of Shareholders in 2010.

Shareholders also voted to ratify PricewaterhouseCoopers, LLP as the independent auditors for 2007.

In a separate meeting prior to the Annual Shareholders’ meeting, the Board of Directors voted to increase the Company’s quarterly dividend from 6.0 cents to 6.5 cents per share, an 8.3 percent increase. The dividend will be paid on May 14, 2007 to shareholders of record on May 4, 2007.

NewAlliance Bancshares is the parent company of NewAlliance Bank, headquartered in New Haven, Connecticut. Following the acquisition of Westbank Corporation in January, the Bank has approximately $8 billion in assets and a network of 88 branches in Connecticut and western Massachusetts. In addition to offering a full range of consumer and commercial banking products and services, NewAlliance Bank also provides trust services and investment and insurance products and services.